EXHIBIT 99

TITAN INTERNATIONAL, INC. ELECTS DIRECTORS AND OFFICERS

QUINCY, Ill. - May 23, 2006 - Titan International, Inc. (NYSE: TWI) held its annual meeting of stockholders on May 18, 2006, at its Freeport, Illinois, tire manufacturing facility. At the conclusion of the annual meeting, stockholders in attendance were given a tour of the Freeport facility to experience first-hand Titan’s commitment to American made products. Titan stockholders are always welcome to tour any of Titan’s facilities.
    At the annual meeting of stockholders, Erwin H. Billig and Anthony L. Soave were re-elected by the stockholders to serve as directors for three-year terms. Stockholders also ratified PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2006.
    Titan’s Board of Directors met after the stockholders meeting and re-elected Maurice M. Taylor Jr. as chairman and chief executive officer (CEO), Ernest J. Rodia as executive vice president and chief operating officer (COO), Kent W. Hackamack as vice president of finance and treasurer and Cheri T. Holley as vice president and secretary. The Board was pleased with the Freeport facility’s operation and with management’s plans for the future.
    Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
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(217) 221-4489